UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HPS Corporate Capital Solutions Fund

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following letter will be sent to shareholders of HPS Corporate Capital Solutions Fund (the “Company”), beginning on or about February 18, 2025, regarding the Special Meeting of Shareholders to take place on April 16, 2025 (the “Special Meeting”).

We Need Your Vote

HPS
Corporate Capital Solutions Fund

Dear Shareholder,

On December 3, 2024, HPS Investment Partners LLC ("HPS") announced that it had entered into a definitive agreement to be acquired by BlackRock, Inc. ("BlackRock"), subject to customary closing conditions. We believe our partnership with BlackRock has the potential to enhance our ability to continue to deliver attractive risk-adjusted returns to HPS Corporate Capital Solutions Fund ("HCAP") shareholders. In connection with the transaction, we need your approval of a new investment advisory contract between HCAP and HPS Advisors, LLC (HCAP's existing investment adviser) which will take effect upon the closing of the transaction (the "New Investment Advisory Agreement Proposal").

Your vote is very important. All members of HCAP's Board of Trustees who considered the New Investment Advisory Agreement Proposal unanimously recommend that you vote **"FOR"** the New Investment Advisory Agreement Proposal, based on numerous reasons, including the ones listed below (which are described in more detail on the next page):

- HPS intends to continue to manage HCAP on a consistent basis post-transaction;
- The HPS leadership team will retain full control over HPS Advisors, LLC and its management of HCAP;
- HPS Advisors, LLC will continue to act as HCAP's investment adviser and the new investment advisory agreement will not change the type or cost of services it provides to HCAP;
- HPS believes the BlackRock transaction will increase potential origination opportunities; and
- HPS believes that BlackRock's scale also offers other potential benefits for HCAP shareholders.

We also need your approval to contingently delay the special meeting of shareholders to consider the New Investment Advisory Agreement Proposal (currently scheduled for April 16, 2025), as necessary, to ensure we meet minimum voting requirements (the "Adjournment Proposal"). All members of HCAP's Board of Trustees who considered the Adjournment Proposal unanimously recommend that you vote **"FOR"** the Adjournment Proposal.

Thank you in advance for your participation in this important matter and for your continued support of HCAP. If you have any questions, please contact your financial advisor or call our proxy solicitor, Broadridge, at 1-833-208-5611.

Sincerely,

Michael Patterson
Chairman and Chief Executive Officer of HCAP

ONLINE

WWW.PROXYVOTE.COM
Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

QR CODE

WITH A SMARTPHONE
Vote by scanning the Quick Response Code or "QR Code" on the Proxy Card/VIF enclosed.

PHONE

WITHOUT A PROXY CARD
Call 1-833-208-5611 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist.

WITH A PROXY CARD
Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

MAIL

VOTE PROCESSING
Mark, sign and date your ballot and return it in the postage-paid envelope provided.

SAMPLE-LTR

R Corporate Capital Solutions You Should Vote “FOR” Fund • strategy Consistent or operating Approach approach to HPS’s post-transaction. Management and HCAP Support will continue of HCAP. to be There managed will be by no the changes HPS private to HCAP’s credit investment investment HPS’s team, led financing, by Michael accounting, Patterson operations, and Scot French, legal and using compliance the investment teams process will continue HPS has to support successfully HCAP’s employed operations, for 17 and years. no material to be covered changes by the are HPS expected Wealth to Solutions operational team. or control processes. Finally, shareholders and their advisors will continue • Continuity senior leadership of HPS team Leadership is expected Team to remain and Ongoing in their Control. current positions The HPS with GP/LP oversight solutions of businesses HPS and BlackRock’s post-transaction existing closing. private HPS credit, leadership CLO, will and have full control over all matters related to the combined business that we Please vote Specifically, believe are essential subject to to the preserving oversight the of HCAP’s culture Board and performance of Trustees, of as HPS. ap- “FOR” what plicable, it invests HPS leadership in, all personnel will retain decisions full control related over to how the HPS HCAP personnel invests and in- today sated), vesting and on behalf relationship of or supporting management HCAP with (including HCAP’s shareholders how they are and compen- their advisors. • No Advisors, Substantive LLC will Changes remain HCAP’s to the Investment investment adviser Advisory under Agreement. the proposed HPS Your will prompt reduce the participation need for continue new investment to be provided advisory by agreement the HPS and team. investment The scope advisory of the services services pro- will additional with you communication regarding the The vided only and change financial to the terms terms at of which the new they investment are provided advisory will be agreement unchanged. is important, proposals. no Your matter vote how is the agreements inclusion from of a triggering provision the to prevent early payment the change of advisory in investment fees. advisory many shares you own. • Potential Increased HPS Sourcing and Origination Investment Opportuni-owner ties for and HCAP. bank relationships expects BlackRock’s to potentially vast offer network significant of corporate, incremental asset sourcing breadth. Access to the broader suite of ing BlackRock its position capabilities as a scaled, is also creative expected financing to enhance partner HPS’s with ability capital to offer flexibility. holistic HPS solutions believes for these borrowers, factors further will result solidify- in a larger number of attractive potential investment opportunities. • tion, BlackRock’s HCAP can Scale potentially Offers Other benefit Potential from increased Benefits economies for HCAP of Shareholders. scale in areas such HPS believes as vendor that, services, following execution the transac- costs and from access BlackRock’s to innovative robust technology. research and HPS educational further believes content. that HCAP, its shareholders, and their advisors may also benefit investors This letter are is not urged an to offer read or prior sale of to any investing. security Past or investment performance product. is not a Any guarantee offer or of solicitation future results. of HCAP can only be made through the applicable offering materials which any This duty letter to may update include these forward-looking statements. For statements a discussion which of the are risks uncertain that could and affect outside results, of HCAP’s please control see the and risk may factors differ section from actual of the HCAP results private materially. placement We do memorandum. not undertake

The following cover e-mail will be sent to shareholders of the Company by Broadridge Financial Solutions (“Broadridge”), the proxy solicitor providing proxy solicitation services on behalf of the Company, beginning on or about February 18, 2025, regarding the Special Meeting.

Be the vote that counts.

HPS CORPORATE CAPITAL SOLUTIONS FUND 2025 Special Meeting April 16, 2025 VOTE NOW Why Should I Vote? As an HCAP shareholder, we need your vote in connection with BlackRock Inc.’s proposed acquisition of HPS Investment Partners, LLC. Your vote counts! Ways to Vote ProxyVote 800.690.6903 Virtual Meeting Important Information For holders as of February 7, 2025 Vote Common Shares by: Control Number: 0123456789012345 11:59 PM EST April 15, 2025 View documents to learn more: Proxy Statement | Shareholder Letter | 2

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The following mailing insert will be sent to shareholders of the Company by Broadridge on behalf of the Company, beginning on or about February 18, 2025, regarding the Special Meeting.

Corporate Capital Solutions Fund Special Meeting of Shareholders Materials requiring your urgent action enclosed

Corporate Capital Solutions Fund Your vote is very important. Please The HPS Corporate vote your Capital shares Solutions today. Fund Special Meeting will be held your on vote April is 16, very 2025. important. Whether or not you plan to attend, You can vote your shares by internet, telephone, or mail. Simply follow the instructions below and on the enclosed 0000 0000 0000 0000 proxy card. For your convenience, we’ve highlighted 0000 0000 0000 0000 NOTE: This is not an actual Control Number. where you can ï¿½ind your unique Control Number. If you Please refer to the proxy card for have any questions, please call 1-833-208-5611. your unique Control Number. FOUR WAYS TO VOTE ONLINE QR CODE WWW.PROXYVOTE.COM WITH A SMARTPHONE Please have your proxy card in hand when accessing the Vote by scanning the Quick Response Code or website. There are easy-to-follow directions to help you “QR Code” on the Proxy Card/VIF enclosed. complete the electronic voting instruction form. PHONE MAIL WITHOUT A PROXY CARD Call 1-833-208-5611 Monday to Friday, 9:00 a.m. to VOTE PROCESSING 10:00 p.m. ET to speak with a proxy specialist. Mark, sign and date your ballot and return it in the postage-paid envelope provided. WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

The following cover e-mail will be sent to certain shareholders of the Company by Goldman Sachs & Co. LLC on behalf of the Company, beginning on or about February 18, 2025, regarding the Special Meeting.

THIS EMAIL IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to what action to take, you should consult your lawyer, accountant, investment advisor or other professional.

This email relates to the solicitation of proxies with respect to the reapproval of HPS Corporate Capital Solutions Fund’s (“HCAP”) investment advisory agreement due to BlackRock, Inc.’s proposed acquisition of HPS Investment Partners, LLC, (“the Transaction”).

This email is being sent to you as the record owner of common shares of HCAP. The two proposals for consideration at the special meeting of HCAP shareholders currently scheduled for April 16, 2025 (the “Special Meeting”) are set forth in the attached Proxy Statement and Proxy Card.

Proposal 1 asks HCAP shareholders to approve a new investment advisory agreement (the “New Investment Advisory Agreement”) for HCAP with HPS Advisors, LLC (the “Adviser”), which will replace HCAP’s current investment advisory agreement with the Adviser and take effect upon the closing of the Transaction.

Proposal 2 asks HCAP shareholders to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes at the time of the Special Meeting to approve the New Investment Advisory Agreement.

Detailed instructions on how to vote are set forth in the attached Proxy Statement and Proxy Card. You may also authorize a proxy to vote your HCAP shares by following the directions and indicating your instructions on the attached proxy card, dating and signing the proxy card, and promptly returning the proxy card by replying to this email. We will then submit the proxy card on your behalf.

If you do not wish to complete and sign the proxy card, for your convenience, you may also instruct us how to vote each of Proposal 1 and Proposal 2, by replying to this email indicating whether you are voting “FOR,” voting “AGAINST” or abstaining from the vote for each of Proposal 1 and Proposal 2.

If you have questions, please email your Private Wealth team.